[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT FOR GCASE

by and between

AMGEN INC.

and

RBNC Therapeutics, Inc.

Dated as of September 10, 2021

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1

ARTICLE 2. LICENSE GRANT	15

2.1 Grant	15
2.2 Sublicenses	15
2.3 Retained Rights and Limitations	15
2.4 Exclusive Right of First Negotiation	16
2.5 Transfer of Licensed Know-How and Licensed Materials	17
2.6 No Other Rights	18

ARTICLE 3. MILESTONES, ROYALTIES AND PAYMENTS	18

3.1 Milestone Payments	18
3.2 Royalties	19
3.3 Sublicensing Income	20
3.4 Method of Payment	21
3.5 Clarification of Products	21
3.6 Royalty Reports	21
3.7 Currency Conversion	21
3.8 Late Payments	21
3.9 Records and Audits	22
3.10 Taxes	22

ARTICLE 4. PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT	23

4.1 Intellectual Property Ownership	23
4.2 Cross-Licenses	24
4.3 Prosecution and Maintenance	24
4.4 Enforcement	25
4.5 Defense of Third Party Claims	26
4.6 Recovery	27
4.7 Patent Term Extensions and Filings for Regulatory Exclusivity Periods	27
4.8 Patent Marking	27

ARTICLE 5. OBLIGATIONS OF THE PARTIES	27

5.1 Responsibility	27
5.2 Diligence	27
5.3 Reports	27
5.4 Distracting Programs	28
5.5 Reasonable Restrictions	29
5.6 Exclusivity	29
5.7 Filings, Consents and Approvals	29

ARTICLE 6. REPRESENTATIONS	30

6.1 Mutual Representations and Warranties	30
6.2 Additional AMGEN Warranties	31
6.3 Additional RBNC Warranties	32

Amgen Proprietary - Confidential
i

Confidential Legal

6.4 Disclaimer	32
6.5 RBNC Covenants	33

ARTICLE 7. INDEMNIFICATION	35

7.1 Indemnity	35
7.2 LIMITATION OF DAMAGES	36
7.3 Insurance	37

ARTICLE 8. CONFIDENTIALITY	37

8.1 Confidential Information	37
8.2 Terms of this Agreement; Publicity	39
8.3 Publications	39
8.4 Relationship to the Confidentiality Agreement	40
8.5 Attorney-Client Privilege	40

ARTICLE 9. TERM & TERMINATION	41

9.1 Term	41
9.2 Termination by AMGEN	41
9.3 Termination by RBNC	42
9.4 Termination Upon Bankruptcy	42
9.5 Effects of Termination for Licensed Compounds, Program Compounds and Products	42
9.6 Survival	46
9.7 Termination not Exclusive Remedy	46

ARTICLE 10. MISCELLANEOUS	46

10.1 Entire Agreement; Amendment	46
10.2 Section 365(n) of the Bankruptcy Code	46
10.3 Independent Contractors	47
10.4 Governing Law; Jurisdiction	47
10.5 Notice	47
10.6 Compliance With Law; Severability	48
10.7 Non-Use of Names	48
10.8 Successors and Assigns	48
10.9 Sale Transaction or AMGEN Acquisition	48
10.10 Waivers	48
10.11 No Third Party Beneficiaries	49
10.12 Performance by Affiliates	49
10.13 Headings; Exhibits	49
10.14 Interpretation	49
10.15 Equitable Relief	49
10.16 Force Majeure	50
10.17 Further Assurances	50
10.18 Counterparts	50

ii

Exhibit List

Exhibit A	Licensed Know-How, Licensed Materials & Licensed Patents
Exhibit B	Licensed Compounds

iii

EXCLUSIVE LICENSE AGREEMENT FOR GCASE

This EXCLUSIVE LICENSE AGREEMENT FOR GCASE (this “Agreement”) is entered into as of September 10, 2021 (the “Execution Date”) by and between AMGEN INC. (“AMGEN”), and RBNC Therapeutics, Inc. (“RBNC”). RBNC and AMGEN are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, AMGEN possesses certain rights and intellectual property related to compounds directed to GCase (as hereinafter defined); and

WHEREAS, RBNC desires to license from AMGEN such intellectual property rights, and to develop, manufacture, use, commercialize and distribute products containing compounds that are directed to the GCase, and AMGEN desires to grant such a license to RBNC in accordance with the terms and conditions of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, the Parties are executing that certain Exclusive License Agreement for CK1d and that certain Research Collaboration and License Agreement;

WHEREAS, simultaneously with the execution of this Agreement, the Parties are also entering into that certain Series A-2 Preferred Stock Purchase Agreement (the “Purchase Agreement”), that certain Stock Issuance Agreement, that certain Voting Rights Letter Agreement, and that certain Letter Agreement (collectively, the “Equity Agreements”);

WHEREAS, in connection with the transactions contemplated hereby and by the Exclusive License Agreement for CK1d and the Research Collaboration and License Agreement,and pursuant to the Equity Agreements, RBNC will issue to AMGEN certain shares of Series A-2 Preferred Stock (as defined below) and AMGEN shall purchase certain additional shares of Series A-2 Preferred Stock (such transactions, issuance of shares and purchase of shares, collectively the “Transaction”) .

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

Section 1.1 “Abandoned Patent Right” has the meaning set forth in Section 4.3.2 (Prosecution and Maintenance).

Section 1.2 “Accounting Standards” means, with respect to a Party or its Affiliate or Sublicensee, GAAP or IFRS, as such Person uses for its financial reporting obligations, consistently applied.

Amgen Proprietary - Confidential
1

Confidential Legal

Section 1.3 “Agreement” has the meaning set forth in the Preamble.

Section 1.4 “Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” means the direct or indirect ownership of fifty percent (50%) or more of the voting or economic interest of a Person, or the power either directly or indirectly through one or more intermediaries, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of having been an Affiliate of such Party.

Section 1.5 “AMGEN” has the meaning set forth in the Preamble.

Section 1.6 “AMGEN Acquiree” has the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.7 “AMGEN Acquisition” has the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.8 “AMGEN Election Notice” has the meaning set forth in Section 2.4.2 (Exclusive Right of First Negotiation).

Section 1.9 “AMGEN Indemnified Parties” has the meaning set forth in Section 7.1.2 (By RBNC).

Section 1.10 “AMGEN Proprietary Licensed Compounds” means those Licensed Compounds which were not acquired from a publicly available commercial source, as denoted in Exhibit B.

Section 1.11 “Anti-Corruption Laws” means Laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act (FCPA), as amended, the UK Bribery Act 2010, as amended, and any other applicable laws, rules and regulations relating to or concerning public or commercial bribery or corruption.

Section 1.12 “Audited Party” has the meaning set forth in Section 3.9 (Records and Audits).

Section 1.13 “Calendar Quarter” means a three-month period beginning on January, April, July or October 1st, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January, April, July or October 1st after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

Section 1.14 “Calendar Year” means a one-year period beginning on January 1st and ending on December 31st, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31st of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1st of the year in which the Term ends and end on the last day of the Term.

Section 1.15 “Change of Control” means, with respect to specified party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such party (whether or not including one or more wholly owned subsidiaries of such party), other than: (i) transactions involving solely such party and one or more Affiliates, on the one hand, and one or more of such party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date.

Section 1.16 “Clinical Trial Report” means, with respect to a human clinical study of a Product, the final study report from such clinical study.

Section 1.17 “Closing Date” shall mean the date of the Closing as defined in the Purchase Agreement.

Section 1.18 “CNS” means the central nervous system.

Section 1.19 “CNS Diseases” means all diseases, the effects of which manifest primarily in the CNS, regardless of whether the source of the diseases is in the CNS, including, without limitation, [***], but excluding [***]. For clarity, as used herein, CNS Diseases do not include Non-CNS Diseases.

Section 1.20 “Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts [***] in connection with the Exploitation of pharmaceutical products that are of similar development stage and status, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors. In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall not be taken into account: (a) [***], or (b) [***].

Section 1.21 “Confidential Information” has the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.22 “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating Laws or the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access, or being obligated to pay any additional royalties or other consideration in connection with such license, sublicense or access, unless the Party that would be receiving such license, sublicense or access agrees to reimburse the other Party for the relevant payments.

Section 1.23 “Cover” means (a) with respect to Know-How, such Know-How was used in the Exploitation of a Licensed Compound, Program Compound, or Product, and (b) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of a Licensed Compound, Program Compound, or Product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.

Section 1.24 “Covered Individuals and Entities” (or, in the singular, “Covered Individual and Entity”) means any one or more of an HCP, HCI, Payer, Purchaser, Healthcare Industry Professional Society and Trade Association.

Section 1.25 “Defending Party” has the meaning set forth in Section 4.5 (Defense of Third Party Claims).

Section 1.26 “De Novo Compound” means any and all compounds that are discovered, researched, developed or otherwise Exploited by RBNC or its Affiliates or Sublicensees during the Term that are Directed to GCase, but specifically excluding all Licensed Compounds and Program Compounds.

Section 1.27 “De Novo Product” means any pharmaceutical or biopharmaceutical product containing a De Novo Compound in any form or formulation, provided that if a product also includes any Licensed Compound or Program Compound, such product constitutes a “Product” not a De Novo Product.

Section 1.28 “Directed to” means, with respect to GCase, that a compound or product [***].

Section 1.29 “Disclosing Party” has the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.30 “Distracting Product” means any compound or product (other than a Licensed Compound or Program Compound or a product including as a sole active ingredient a Licensed Compound or Program Compound) that is Directed to GCase, including without limitation a De Novo Product, unless and until RBNC has elected to treat such compound or product as a “Newly Added Product” pursuant to Section 5.4.2.

Section 1.31 “Distracting Program” means the clinical development, commercialization or manufacture of any Distracting Product.

Section 1.32 “Distracting Transaction” means any transaction entered into by RBNC, its Sublicensee or its or their Affiliates after the Effective Date whereby a Third Party that is actively engaged in a Distracting Program becomes an Affiliate of RBNC or an Affiliate of its Sublicensee.

Section 1.33 “Distracting Transaction Affiliates” means those entities that are or would become Affiliates of RBNC or its Sublicensee, as applicable, by virtue of a Distracting Transaction.

Section 1.34 “Divest” means, with respect to any Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Distracting Program, including technology, Know-How, intellectual property and other assets exclusively relating thereto, to an independent Third Party, without the retention or reservation of any rights or interest (other than solely an economic interest) in such Distracting Program by the relevant Party or its Affiliates.

Section 1.35 “Dollars” or “$” means U.S. Dollars.

Section 1.36 “Effective Date” has the meaning set forth in Section 9.1 (Term).

Section 1.37 “EMA” means the European Medicines Agency or any successor entity thereto.

Section 1.38 “Enforcing Party” has the meaning set forth in Section 4.4.3 (Progress Reports).

Section 1.39 “Equity Agreements” has the meaning set forth in the recitals hereto.

Section 1.40 “Excluded Compounds” means compounds or products that [***] GCase [***], including without limitation, any GCase Directed Compounds.

Section 1.41 “Exclusively Licensed Know-How” means the Licensed Compounds (and their corresponding chemical structures) and certain Licensed Materials to the extent such Licensed Materials are the physical embodiment of the Licensed Compounds.

Section 1.42 “Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export, commercialize or otherwise exploit, or transfer possession of or title in, a compound or product. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.43 “Failure to Conclude License” has the meaning set forth in Section 2.4.3 (Exclusive Right of First Negotiation).

Section 1.44 “Failure to Indicate Interest” has the meaning set forth in Section 2.4.3 (Exclusive Right of First Negotiation).

Section 1.45 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.46 “First Commercial Sale” means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after Marketing Approval has been granted in such country. First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, for promotional use (including samples) prior to Marketing Approval or for compassionate use or on a named patient basis.

Section 1.47 “FTE Rate” means [***] per hour. The FTE Rate shall be increased by [***] each calendar year, beginning with the [***] calendar year.

Section 1.48 “GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

Section 1.49 “GCase” means b-Glucocerebrosidase.

Section 1.50 “GCase Directed Compound” means, with respect to a Product, the Licensed Compound or Program Compound included in such Product.

Section 1.51 “Generic Product” means, with respect to a Product in a particular regulatory jurisdiction, on a Product-by-Product and country-by-country basis, any pharmaceutical product (other than a Product under this Agreement) that (a) is approved by the Regulatory Authority in such country for at least one indication for which such Product obtained Marketing Approval from the applicable Regulatory Authority in such jurisdiction through an abbreviated new drug application as defined in 21 U.S.C. 355(j) (or any replacement thereof or any equivalent outside the United States) and (b) is sold in such jurisdiction by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of RBNC or its Affiliates or Sublicensees.

Section 1.52 “Governmental Authority” means (a) any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision; (b) any public international organization; or (c) any department, agency or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.

Section 1.53 “Government Official” means (a) any Person employed by or acting on behalf of a Governmental Authority; (b) any political party, party official or candidate; (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

Section 1.54 “Health Care Laws” means any health care Law applicable to RBNC, AMGEN or its respective Affiliates or by which any of their respective properties, businesses, products or other assets is bound or affected, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C Section 1320-7h), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal Laws relating to health care fraud and abuse, including 18 U.S.C. Sections §§ 286, 287, 1001, 1347 and 1349, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (“FD&C Act”), the Public Health Service Act (42 U.S.C. Section 201 et seq.), the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, and any other similar state or foreign equivalent or Law, each as amended from time to time, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

Section 1.55 “Healthcare Industry Professional Society and Trade Association” means a non-profit or tax exempt healthcare industry organization seeking to further a particular profession, the interests of individuals engaged in that profession, or the public interest (examples of such include without limitation the American Society of Hematology, the North American Society for Dialysis and Transplantation, the American Society of Hypertension, the American Cancer Society and the American Society of Clinical Oncology).

Section 1.56 “Healthcare Institution” or “HCI” means a facility that provides health maintenance, or treats illness and injury, and can include without limitation any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any human therapeutic product marketed, distributed, or sold, including any service related thereto provided by or on behalf of AMGEN or any of its Affiliates (each an “Amgen Therapeutic Product”).

Section 1.57 “Healthcare Professional” or “HCP” means any person licensed to prescribe an Amgen Therapeutic Product, including without limitation physicians and other providers (e.g., nurses, pharmacists) with prescribing authority and/or in a position to influence a purchasing decision of an Amgen Therapeutic Product.

Section 1.58 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).

Section 1.59 “HSR Filing” means a filing by each of Amgen and RBNC with the United States Federal Trade Commission and the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as defined in the HSR Act) with respect to the Transaction, together with all required documentary attachments thereto.

Section 1.60 “IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board.

Section 1.61 “IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of a Product in any other country or group of countries, as defined by applicable Law and filed with the Regulatory Authority of a given country or group of countries.

Section 1.62 “Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

Section 1.63 “Initiation” means, with respect to a human clinical trial, the first dosing in the first patient in such clinical trial.

Section 1.64 “International Trade Laws” means all applicable United States laws, regulations, and orders pertaining to trade and economic sanctions, export controls, and customs, including such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and the U.S. Customs and Border Protection agency, including but not limited to the sanctions administered and enforced by the Office of Foreign Assets Control (OFAC), the United States Export Administration Act of 1979, as amended, and the Export Control Reform Act of 2018, and implementing Export Administration Regulations (EAR); the Arms Export Control Act and implementing International Traffic in Arms Regulations (ITAR); and all comparable applicable export and import Laws outside the United States for each country where the Parties or their agents and representatives conduct business, except to the extent such Laws are inconsistent with the Laws of the United States.

Section 1.65 “Issuing Party” has the meaning set forth in Section 8.2.2 (Review).

Section 1.66 “Inventions” has the meaning set forth in Section 4.1.1 (Intellectual Property Ownership)

Section 1.67 “IPO” means (1) RBNC’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended or (2) RBNC’s closing of a merger with a publicly listed special purpose acquisition company.

Section 1.68 “Joint Inventions” has the meaning set forth in Section 4.1.1 (Intellectual Property Ownership)

Section 1.69 “Joint Patents” has the meaning set forth in Section 4.1.1 (Intellectual Property Ownership).

Section 1.70 “Know-How” means techniques, technology, trade secrets, materials, compounds, inventions (whether patentable or not), methods, data (both primary and summary), reports and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information.

Section 1.71 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction, including, but not limited to, Anti-Corruption Laws, International Trade Laws, Health Care Laws, those concerning data privacy and protection, and healthcare compliance.

Section 1.72 “Licensed Compound” means any compound that (a) is Covered in whole or in part by intellectual property rights (including, for clarity Know-How) Controlled by AMGEN or its Affiliates and (b) was discovered, researched or developed in the conduct of the Licensed Program by AMGEN or its Affiliates prior to the Effective Date, as listed or referenced on Exhibit B.

Section 1.73 “Licensed Field” means any and all uses.

Section 1.74 “Licensed Know-How” means all proprietary Know-How that both (a) is Controlled by AMGEN or its Affiliates and (b) [***], in each case (a) and (b) prior to the Effective Date, as set forth on Exhibit A. For clarity, Licensed Know-How includes Exclusively Licensed Know How and any Licensed Materials not included within Exclusively Licensed Know-How.

Section 1.75 “Licensed Materials” means those certain materials set forth on Exhibit A, all to the extent Controlled by AMGEN or its Affiliates as of the Effective Date.

Section 1.76 “Licensed Patents” means all Patent Rights Controlled by AMGEN or its Affiliates set forth on Exhibit A.

Section 1.77 “Licensed Program” means AMGEN’s and its Affiliates’ research and development activities prior to the Effective Date with respect to small molecules Directed to GCase.

Section 1.78 “Losses” has the meaning set forth in Section 7.1.1 (By AMGEN).

Section 1.79 “Major Asian Countries” means, collectively, [***].

Section 1.80 “Major European Countries” means, collectively, the [***].

Section 1.81 “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country necessary for the manufacture, use, storage, import, marketing and sale of the Product in such country.

Section 1.82 “Material Territory Change” means, [***], that [***] has changed relative to [***].

Section 1.83 “Milestone” has the meaning set forth in Section 3.1 (Milestone Payments).

Section 1.84 “Milestone Payment” has the meaning set forth in Section 3.1 (Milestone Payments).

Section 1.85 “Negotiation Exclusivity Period” has the meaning set forth in Section 2.4.2 (Exclusive Right of First Negotiation).

Section 1.86 “Net Sales” means, with respect to a certain time period, the gross invoiced sales prices charged for Products sold by or for RBNC, its Affiliates and Sublicensees (the “Selling Party”) in arm’s length transactions to Third Parties during such time period, less the total of the following charges or expenses as determined in accordance with Accounting Standards:

(a) Trade, cash, prompt payment and/or quantity discounts, including promotional, service or similar discounts (but, for clarity, excluding any sales or marketing expenses);

(b) Returns, allowances, rebates (whether to the purchaser or direct to patients), chargebacks, or other allowances or payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other government agencies or authorities, their purchasers and reimbursers, or to trade customers (but, for clarity, excluding any sales or marketing expenses);

(c) Retroactive price reductions applicable to sales of such Product;

(d) Reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;

(e) Credits or allowances for product replacement, whether cash or trade;

(f) Freight or other transportation charges, insurance charges, additional special packaging, non-recoverable taxes and tariffs, and other governmental charges, provided that the total of all of these items in this subsection (f) do not exceed [***]% of gross sales;

(g) [***]; and

(h) [***].

Upon any sale or other disposal of any Product that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average applicable sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposal occurred when such Product is sold alone and not with other products.

Sales of any Product between or among RBNC and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users. The following sales or other dispositions of Products shall not be included in the definition of Net Sales: (a) [***]; (b) [***], and (c) [***]. Any amounts excluded pursuant to this paragraph shall not be subject to the immediately preceding paragraph.

Where a Product is sold together with one or more pharmaceutically active ingredients that are not Licensed Compounds or Program Compounds (“Other Actives”) for a single price (including any combination product including the Product) (a “Bundle”), then for the purposes of calculating the Net Sales under this Agreement, such Product included in the Bundle shall be deemed to be sold for an amount equal to (X/(X+Y)) * Z, where: X is the average sales price during the applicable reporting period for such Product being sold alone without an Other Active (in the same dosage form) (or, should more than one Product be included in a Bundle with a product that contains only the Other Active, the sum of such average sales prices for the included Products) in the particular country of sale; Y is the sum of the average sales price during the applicable reporting period in the particular country of sale, when sold alone, of products containing only the Other Active(s) included in the Bundle (in the same dosage form); and Z equals the Net Sales of such Bundle. If any Other Active included in the Bundle is not sold alone, Net Sales shall be calculated by multiplying Net Sales of such Bundle by X/W where: X is as defined above; and W is the average sales price during the applicable reporting period for such Bundle. If neither (1) the Product containing only a Licensed Compound or Program Compound nor (2) products containing only Other Actives in the Bundle are sold separately (in the same dosage form), the Parties will discuss in good faith to determine an equitable fair market price to apply to calculate the Net Sales of such Product and the Other Active(s) in the Bundle.

Section 1.87 “Newly Added Product” has the meaning set forth in Section 5.4.2(c).

Section 1.88 “Non-CNS Diseases” means all diseases, the effects of which manifest primarily outside the CNS, regardless of whether the source of the diseases is in the central nervous system, including, without limitation, [***] that do not manifest primarily in the CNS.

Section 1.89 “Notice Period” has the meaning set forth in Section 2.4.2 (Exclusive Right of First Negotiation).

Section 1.90 “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority to any of the foregoing applications, and all patents issuing on any of the foregoing patent applications, as well as any re-examinations, extensions, confirmations, registrations, revalidations, revisions, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

Section 1.91 “Party” has the meaning set forth in the Preamble.

Section 1.92 “Payer” means an organization, whether private or governmental (e.g., Centers for Medicare and Medicaid Services, Veterans Administration), that provides medical and/or pharmacy plans for covering and reimbursing patients and/or Healthcare Professionals from medical expenses incurred, including without limitation, managed care organizations, pharmacy benefit managers, health maintenance organizations, other healthcare coverage providers, and any similar such organization.

Section 1.93 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.94 “Phase II Clinical Trial” means a preliminary efficacy and safety or dose ranging human clinical study of a pharmaceutical product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

Section 1.95 “Product” means any (a) pharmaceutical or biopharmaceutical product containing a Licensed Compound or Program Compound in any form or formulation or (b) any Distracting Product (including, for clarity, a De Novo Product ) that RBNC has elected to treat as a Newly Added Product pursuant to Section 5.4.2(c) on and after the date of such election.

Section 1.96 “Program Compound” means (1) any compounds that are discovered or Exploited by or on behalf of RBNC, its Affiliates or Sublicensees that are Directed to GCase and the discovery or Exploitation of which incorporates, uses or is Covered by any: (a) Licensed Know-How, (b) Licensed Patents, (c) Licensed Compound, or (d) Licensed Materials or (2) any compound or active ingredient Directed to GCase included in any Newly Added Product and any derivatives thereof developed by or on behalf of RBNC or its Affiliates or Sublicensees and that are Directed to GCase. Notwithstanding anything to the contrary set forth herein, any improved or modified version or other variant or derivative of a Licensed Compound that is developed by or on behalf of RBNC (or any Sublicensee) and that is Directed to GCase shall constitute a “Program Compound” for purposes of this Agreement.

Section 1.97 “Program Compound Inventions” has the meaning set forth in Section 4.1.2 (Intellectual Property Ownership).

Section 1.98 “Program Patent” means Patent Rights Controlled by RBNC or its Affiliates or Sublicensees after the Effective Date that Cover [***].

Section 1.99 “Proper Conduct Practices” means, in relation to any Person, such Person and each of its Representatives, not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Governmental Authority, Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business, or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

Section 1.100 “Proposed ROFN Transaction” has the meaning set forth in Section 2.4.1 (Exclusive Right of First Negotiation).

Section 1.101 “Purchase Agreement” shall have the meaning set forth in the recitals hereto.

Section 1.102 “Purchaser” means an individual or entity, including without limitation wholesalers, pharmacies, and group purchasing organizations, that purchase an Amgen Therapeutic Product to sell to members of the healthcare community or that are authorized to act as a purchasing agent for a group of individuals or entities who furnish healthcare services.

Section 1.103 “RBNC” has the meaning set forth in the Preamble.

Section 1.104 “RBNC Indemnified Parties” has the meaning set forth in Section 7.1.1 (By AMGEN).

Section 1.105 “Receiving Party” has the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.106 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for the Product, including the FDA, European Commission/EMA and any corresponding national or regional regulatory authorities.

Section 1.107 “Regulatory Exclusivity” means, with respect to the Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to the Product other than a Patent Right.

Section 1.108 “Regulatory Filing” means any all (a) submissions, material correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Product and (b) Marketing Approvals for the Product.

Section 1.109 “Release” has the meaning set forth in Section 8.2.2 (Review).

Section 1.110 “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, owners, controlling Persons, directors, officers, employees, agents, representatives, subcontractors, or other third party acting for or on its behalf.

Section 1.111 “Restricted Target Program” means the research (other than the use as tool molecules), manufacture, clinical development or commercialization of any [***] GCase and with intended use as a treatment in CNS Diseases.

Section 1.112 “Reviewing Party” has the meaning set forth in Section 8.2.2 (Review).

Section 1.113 “ROFN Period” has the meaning set forth in Section 2.4.1 (Exclusive Right of First Negotiation).

Section 1.114 “Royalty Term” has the meaning set forth in Section 3.2.1 (Royalty Rate; Royalty Term).

Section 1.115 “Sale Transaction” has the meaning set forth in Section 10.8 (Successors and Assigns).

Section 1.116 “Sanctioned Country” means Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine, and any other country or region subject to comprehensive sanctions under applicable International Trade Laws.

Section 1.117 “Sanctioned Person” means any natural or legal person (a) identified on the Specially Designated Nationals and Blocked Persons List administered by the U.S. Department of Treasury Office of Foreign Assets Control (OFAC), on the Entity List, the Unverified List, or the Denied Persons List administered by the U.S. Department of Commerce Bureau of Industry and Security (BIS), or on any equivalent lists maintained by the United Nations; (b) fifty percent (50%) or greater owned, directly or indirectly, in the aggregate, by a person or persons described in clause (a); or (c) that is organized, resident, or operating in a Sanctioned Country.

Section 1.118 “Series A-2 Preferred Stock” means RBNC’s Series A-2 Preferred Stock, [***].”

Section 1.119 “Significant Territorial Rights” means RBNC’s rights to develop or commercialize a Product in [***].

Section 1.120 “Sole Invention” has the meaning set forth in Section 4.1.1 (Intellectual Property Ownership).

Section 1.121 “Sublicense Agreement” has the meaning set forth in Section 2.2 (Sublicenses).

Section 1.122 “Sublicense Consideration” has the meaning set forth in Section 3.3 (Sublicensing Income).

Section 1.123 “Sublicense Income” has the meaning set forth in Section 3.3 (Sublicensing Income).

Section 1.124 “Sublicensee(s)” means any Person other than an Affiliate of RBNC to which RBNC has granted a sublicense under Section 2.2 of this Agreement.

Section 1.125 “Successful Phase II Clinical Trial Report” means, with respect to a Phase II Clinical Trial in which [***], the final study report from such Phase II Clinical Trial.

Section 1.126 “Term” has the meaning set forth in Section 9.1 (Term).

Section 1.127 “Territory” means the entire world.

Section 1.128 “Third Party” means a Person other than (a) AMGEN or any of its Affiliates and (b) RBNC or any of its Affiliates.

Section 1.129 “Third Party Acquirer” has the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.130 “Transaction” has the meaning set forth in the Recitals hereto.

Section 1.131 “Transaction Notice” has the meaning set forth in Section 2.4.1 (Exclusive Right of First Negotiation).

Section 1.132 “Transfer Support” has the meaning set forth in Section 2.5.3 (Technology Transfer Support).

Section 1.133 “United States” or “U.S.” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).

Section 1.134 “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Program Patents, Licensed Patents or Joint Patents and that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Program Patents, Licensed Patents or Joint Patents shall not have issued within [***] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

Section 1.135 “VAT” has the meaning set forth in Section 3.10.3 (VAT).

ARTICLE 2. LICENSE GRANT

Section 2.1 Grant. Subject to the terms and conditions of this Agreement, AMGEN shall grant and hereby grants to RBNC:

(a) an exclusive, (even as to AMGEN, but subject to Section 2.3), royalty-bearing, sublicensable (but only in accordance with Section 2.2 (Sublicenses)) license under AMGEN’s rights in and to the (i) Licensed Patents and Joint Patents and (ii) the Exclusively Licensed Know-How; and

(b) a non-exclusive, royalty-bearing, sublicensable (but only in accordance with Section 2.2 (Sublicenses)) license under AMGEN’s rights in and to the Licensed Know-How (other than the Exclusively Licensed Know-How);

in each case (a) and (b), solely to discover and Exploit Licensed Compounds, Program Compounds and Products in the Licensed Field in the Territory during the Term. For the avoidance of doubt, RBNC and its Affiliates may only use the Licensed Know-How to discover and Exploit Licensed Compounds, Program Compounds and Products in the Licensed Field in the Territory.

The rights licensed to RBNC pursuant to this Section 2.1 shall be sublicensable only in connection with the rights of RBNC with respect to Licensed Compounds, Program Compounds and Products and not with respect to any other products or services. Neither AMGEN nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey, or otherwise encumber or dispose any right, title, or interest in or to any of the Licensed Patents, Joint Patents or Licensed Know-How, which agreement, license, grant, assignment, transfer, conveyance, encumbrance, or disposition would conflict with the rights granted to RBNC hereunder.

Section 2.2 Sublicenses. RBNC shall be entitled, without the prior consent of AMGEN, to grant one or more sublicenses of the rights granted by AMGEN under Section 2.1 to RBNC, by a written agreement to one or more Sublicensees (including through multiple tiers of sublicenses), provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be in writing and consistent with and subject to the terms and conditions of this Agreement (each a “Sublicense Agreement”); and (b) RBNC will continue to be responsible for full performance of RBNC’s obligations under this Agreement; and (c) RBNC shall pay Sublicense Consideration, if any, in accordance with Section 3.3 (Sublicensing Income); and (d) in all other respects, RBNC will be responsible for all actions of such Sublicensee as if such Sublicensee were RBNC hereunder, including, for clarity, payment of royalties under Section 3.2. Notwithstanding the foregoing, with respect to the sublicensing of Significant Territorial Rights, RBNC shall have no right to grant any such sublicenses to Exploit the Products prior to the earlier of [***], without AMGEN’s prior written consent, except that RBNC may grant sublicenses to contractors acting in support of RBNC’s efforts to Exploit the Products as described in Section 5.1 (Responsibility). [***] during the term of this Agreement, RBNC will provide AMGEN a list of all Sublicense Agreements (excluding agreements with contractors acting in support of RBNC’s efforts to Exploit the Products) then in effect together with a summary of any Sublicense Income received by RBNC pursuant to each such Sublicense Agreement.

Section 2.3 Retained Rights and Limitations. Notwithstanding the exclusive license granted to RBNC in this Article 2 (License Grant), AMGEN retains a research-only right under AMGEN’s rights in and to the Licensed Patents, Joint Patents and Exclusively Licensed Know-How solely for AMGEN’s internal research use; provided, however, that neither AMGEN nor any of its Affiliates manufacture, clinically develop, interact with any Regulatory Authority with respect to, sell or otherwise commercialize, any Licensed Compound.

Section 2.4 Exclusive Right of First Negotiation.

2.4.1 If during the period starting on the Effective Date and ending on the date that is [***] days after the date on which RBNC first delivers to AMGEN a [***] Phase II Clinical Trial Report for any Product (the “ROFN Period”), RBNC (or any assignee or surviving party) elects to (i) sell, transfer, sublicense or divest [***], or (ii) [***] (but excluding a transaction that involves RBNC’s Change of Control) (each, a “Proposed ROFN Transaction”), then within [***] days of such election or receipt RBNC will provide AMGEN with a confidential written notice of the Proposed ROFN Transaction summarizing [***] (the “Transaction Notice”). If subsection (ii) applies, [***] unless Amgen declines the opportunity to negotiate with RBNC pursuant to this Section 2.4 or fails to provide an Amgen Election Notice for such Proposed ROFN Transaction in response to the relevant Transaction Notice, or Amgen and RBNC do not enter into an agreement with respect to such Proposed ROFN Transaction prior to expiration of the Negotiation Exclusivity Period for such Proposed ROFN Transaction after Amgen provides a timely Transaction Notice for such Proposed ROFN Transaction.

2.4.2 If AMGEN desires to negotiate an arrangement pursuant to which it would enter into an agreement with RBNC for the Proposed ROFN Transaction, AMGEN must notify RBNC thereof (the “AMGEN Election Notice”) within [***] days of AMGEN’s receipt of the Transaction Notice (“Notice Period”). For [***] days following AMGEN’s timely delivery of the AMGEN Election Notice or such longer time as the Parties may mutually agree in writing (the “Negotiation Exclusivity Period”), AMGEN will have an exclusive right to negotiate such a Proposed ROFN Transaction. During the Negotiation Exclusivity Period, RBNC shall negotiate exclusively with AMGEN in good faith to reach agreement for such Proposed ROFN Transaction between the Parties.

2.4.3 On a Proposed ROFN Transaction-by-Proposed ROFN Transaction basis, AMGEN’s rights under Sections 2.4.1 and 2.4.2 will terminate (and RBNC will have no further obligations to AMGEN under Sections 2.4.1 and 2.4.2), and for clarity RBNC will be free to offer, negotiate and execute an agreement with respect to such Proposed ROFN Transaction with any Third Party (a “Third Party Transaction”) upon the earlier of: (a) AMGEN declining the opportunity to negotiate or failing to respond to the Transaction Notice during the Notice Period (a “Failure to Indicate Interest”), and (b) if AMGEN provides a timely AMGEN Election Notice, the expiration of the Negotiation Exclusivity Period without the Parties consummating such Proposed ROFN Transaction prior thereto (a “Failure to Conclude License”); [***]. If [***].

2.4.4 Amgen’s rights and RBNC’s obligations under Sections 2.4.1-2.4.3 will expire in their entirety with respect to any Proposed ROFN Transaction upon the expiration of the ROFN Period for such Proposed ROFN Transaction, [***].

2.4.5 For the sake of clarity, the foregoing provision shall not apply to the grant of a sublicense to a contract manufacturer or a contract research organization or other Third Party contractor solely for the purpose of manufacturing, developing or researching a Licensed Compound, Program Compound or Product for RBNC.

2.4.6 If RBNC undergoes a Change of Control (but excluding any Change of Control resulting from an IPO) during the ROFN Period, then RBNC shall notify AMGEN in writing thereof, and notwithstanding anything to the contrary in this Agreement, AMGEN will not have any rights, and RBNC will not have any obligations to AMGEN, under this Section 2.4 following the closing of such transaction.

Section 2.5 Transfer of Licensed Know-How and Licensed Materials.

2.5.1 Licensed Know-How and Licensed Materials. AMGEN shall transfer to RBNC the Licensed Know-How and Licensed Materials listed on Exhibit A, in accordance with a schedule to be mutually agreed by the Parties (provided, the Parties will use reasonable efforts to ensure such transfer is completed within [***] after the Effective Date). The Parties acknowledge that that the transfer of documents, materials and information hereunder shall be limited to those listed or described on Exhibit A. Accordingly, AMGEN shall not have any obligation to transfer to RBNC any Licensed Know-How or Licensed Materials other than those set forth on Exhibit A. AMGEN will provide notice to RBNC when AMGEN has completed the transfer of all Licensed Know-How and Licensed Materials listed in Exhibit A. Within [***] days of receipt of such notice RBNC will provide written notice to AMGEN if RBNC is then aware of any remaining Licensed Know-How or Licensed Materials that have not been transferred. In the event that RBNC is unable to accept any Licensed Materials in such [***] transfer period, [***]. AMGEN shall not have any obligation to deliver the Licensed Know-How and Licensed Materials to more than a single location or facility.

2.5.2 Transfer Support. Notwithstanding the foregoing, if during the Term either Party identifies any Know-How or materials that was not listed on Exhibit A but is reasonably necessary for the Exploitation of the Licensed Compounds, such Party shall notify the other Party in writing identifying such Know-How or material, and AMGEN shall [***] and make a determination whether to transfer to RBNC such Know-How or Material within [***] days after the receipt of notice. If AMGEN determines in good faith that such Know-How or material are reasonably necessary for the Exploitation of the Licensed Compounds and AMGEN Controls such Know-How or material to allow such transfer, then AMGEN will [***], provided any time required beyond the [***] of Transfer Support contemplated in Section 2.5.3 will be at [***]. Such Know-How or material will thereafter be considered “Licensed Know-How” under this Agreement. Any dispute with respect to the application of this Section 2.5.2 may be submitted for resolution pursuant to Section 10.4).

2.5.3 Technology Transfer Support. Upon written request by RBNC, AMGEN shall provide up to a total of [***] of transfer support (“Transfer Support”) to RBNC (and its Affiliates and designees) in connection with the transfer set forth in Section 2.5.1, including by providing RBNC (and its Affiliates and designees) with reasonable access by teleconference, as reasonably requested by RBNC, to personnel of AMGEN and its Affiliates familiar with the Licensed Know-How or Licensed Materials (only to the extent that such personnel are still employed by Amgen and its Affiliates at the time such access is granted by Amgen) to assist RBNC (and its Affiliates and designees) with the transfer and receipt of the Licensed Know-How and/or Licensed Materials, [***]. In the event that RBNC requests support from AMGEN beyond or in addition to the [***] of transfer support contemplated above, [***], which such support would be provided at the FTE Rate.

2.5.4 Experimental Materials. RBNC acknowledges that any Licensed Materials transferred by AMGEN to RBNC under this Agreement are experimental in nature and may have unknown characteristics (including hazardous and toxicological properties) and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such materials. Accordingly, no such materials shall be used in any human application, including any clinical trial.

Section 2.6 No Other Rights. The Parties acknowledge that the rights and licenses granted under this Article 2 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights that are not specifically granted herein are reserved to the Party that Controls such rights.

ARTICLE 3. MILESTONES, ROYALTIES AND PAYMENTS

Section 3.1 Milestone Payments. As partial consideration for the rights granted to RBNC hereunder, RBNC shall pay AMGEN the following non-creditable, non-refundable milestone payments on a Product-by-Product basis (described in the table below under the column “Milestone Payment”). Each such payment is a “Milestone Payment” and each such commercial milestone event, a “Milestone”. Each Milestone Payment shall be payable when the relevant Milestone is first achieved by RBNC or its Affiliates or its Sublicensees for such Product. RBNC shall include written notice of achievement of each Milestone within [***] days following the end of the Calendar Quarter in which such Milestone is achieved in the quarterly report provided to AMGEN under Section 3.5. RBNC shall make the corresponding Milestone Payment to AMGEN coincident with payment of royalties for such Calendar Quarter pursuant to Section 3.2.1.

	Commercial Milestone Event	Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
[***]

Section 3.2 Royalties.

3.2.1 Royalty Rate; Royalty Term. On a Product-by-Product basis, RBNC shall pay to AMGEN the following royalties on annual Net Sales in the Territory of each Product sold by a Selling Party during the Royalty Term applicable to such Product:

(a) [***] of the Net Sales of such Product in the Territory

Royalties will be payable on a quarterly basis within [***] days after the end of the Calendar Quarter during which the applicable Net Sales occurred. RBNC’s obligation to pay royalties with respect to each Product in a particular country shall commence upon the First Commercial Sale of such Product in such country and shall expire on a country-by-country and Product-by-Product basis on the later of (a) the date on which the Exploitation of such Product is no longer Covered by a Valid Claim of a Program Patent, Licensed Patent or Joint Patent that claims the composition of matter of the GCase Directed Compound included in such Product in such country, or (b) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).

3.2.2 Royalty Reductions.

(a) Patent Expiry. On a country-by-country basis, in the event that the Exploitation of a Product is not Covered by a Valid Claim of a [***] of the GCase Directed Compound in such country, then the royalty rate set forth in Section 3.2.1 (Royalty Rate; Royalty Term) with respect to Net Sales for such Product in such country shall be reduced by [***] (e.g., the royalty rate would be reduced to [***]), effective as of the date such Product is no longer Covered by a Valid Claim of a [***] of the GCase Directed Compound, in such country.

(b) Generic Entry. On a country-by-country basis, in the event that one or more Generic Products to a Product is launched in any country in the Territory during the Royalty Term for such Product in such country, and the average quarterly Net Sales of such Product in such country during any subsequent [***] Calendar Quarters decrease by more than [***] of the average quarterly Net Sales of such Product in such country during the [***] Calendar Quarters immediately preceding the Calendar Quarter in which the first Generic Product is launched in such country, the royalty rate provided in Section 3.2.1 for such Product shall be reduced in such country by [***] (e.g., to [***]) for each Calendar Quarter in the remainder of such Royalty Term. For the purposes of this Section 3.2.2(b), the term “launched” shall refer to both the listing of a wholesale acquisition cost (WAC) price for the Generic Product on the applicable pricing compendium and the conduct of sales with respect to such Generic Product.

3.2.3 Third Party Royalties. If RBNC, its Affiliates or any Sublicensee is required by (a) an order by a court of competent jurisdiction, (b) settlement agreement, (c) license or contract, or (d) other legally binding commitment to make royalty payments to a Third Party, in each case in exchange for a license or other right under Patent Rights held by such Third Party and such license or other rights are necessary for the Exploitation of any Licensed Compound in a given country, then RBNC shall be entitled to deduct from royalties due to AMGEN under this Agreement with respect to Net Sales of all Products containing such Licensed Compound in a given Calendar Quarter in each such country an amount equal to [***] of the royalties actually paid to such Third Party in such Calendar Quarter as consideration for such license under such Patent Rights, up to a maximum amount of [***] of the royalties due to AMGEN in each affected country in such Calendar Quarter,

3.2.4 Maximum Reduction. Notwithstanding anything to the contrary, the reductions with respect to any Product in any Calendar Quarter during the applicable Royalty Term in any country pursuant to Section 3.2.2 (Royalty Reductions) and Section 3.2.3 (Third Party Royalties) shall not reduce the royalty rate provided in Section 3.2.1 by more than [***] in the aggregate (i.e., the royalty rate shall be no lower than [***]).

3.2.5 Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to AMGEN.

Section 3.3 Sublicensing Income. Without limiting the payment obligations set forth in Section 3.1 (Milestone Payments) and Section 3.2 (Royalties), in the event that RBNC enters into a Sublicense Agreement prior to the second anniversary of the Effective Date, then RBNC shall promptly notify AMGEN in writing and RBNC shall pay to AMGEN [***] of (a) any amounts paid to RBNC by such Sublicensee under such Sublicense Agreement in consideration for the rights licensed to Sublicensee with respect to RBNC’s GCase program, whether in the form of cash, up-front fees (including any fees paid in installments), milestone payments and other sales-based payments or otherwise and (b) the fair market value of any other consideration received by RBNC under such Sublicense Agreement in consideration for the rights licensed to Sublicensee with respect to RBNC’s GCase program ((a) and (b) collectively, “Sublicense Income” and such amounts payable to Amgen, “Sublicense Consideration”), but in all cases excluding (i) royalties paid to RBNC by any Sublicensee with respect to “net sales” of Products; (ii) any payments by a Sublicensee to RBNC that are attributed to the fair market value of the provision of goods and services by RBNC to such Sublicensee (including research and development funding); (iii) payments for equity or debt securities of or by RBNC (but solely to the extent that such payment is at a price equal to or less than one hundred percent (100%) of the fair market value of such securities at the date of purchase); and (iv) payment for or reimbursement of patent prosecution, filing and maintenance costs actually incurred by RBNC. The Milestone Payments listed in Section 3.1 (Milestone Payments) that are paid to AMGEN for a Product under this Agreement shall be deductible from Sublicense Income that constitutes [***] owed to RBNC under a Sublicense for such Product in the calculation of Sublicense Consideration payable in accordance with this Section 3.3. RBNC shall not attempt to reduce compensation rightly due to AMGEN under this Section 3.3 (Sublicensing Income) by shifting compensation otherwise payable to RBNC from a Third Party with respect to the Product to another product or service for which no amounts are payable under this Section 3.3 (Sublicensing Income).

Section 3.4 Method of Payment . Unless otherwise agreed by the Parties, all payments due from RBNC to AMGEN under this Agreement shall be paid in United States Dollars by wire transfer or electronic funds transfer of immediately available funds to the following account:

Beneficiary Name: [***]

Beneficiary Account #: [***]

Bank Name: [***]

ABA#: [***]

Swift Code: [***]

Section 3.5 Royalty Reports . After the First Commercial Sale of the first Product and until expiration of the last Royalty Term, RBNC shall prepare and deliver to AMGEN royalty reports of the sale of the Products by the Selling Parties for each Calendar Quarter within [***] days of the end of each such Calendar Quarter specifying in the aggregate and on a Product-by-Product and country-by-country basis: (a) total gross amounts for each Product sold or otherwise disposed of by a Selling Party; (b) amounts deducted by category in accordance with the definition of “Net Sales” in Article 1 (Definitions) from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable.

Section 3.6 Clarification of Products. For purposes of this Article 3, one Product shall be deemed different from another Product if a new IND is required to be filed to conduct a clinical trial of such other Product.

Section 3.7 Currency Conversion. With respect to Net Sales invoiced in U.S. Dollars, such Net Sales invoiced shall be expressed in U.S. Dollars. With respect to Net Sales invoiced in a currency other than U.S. Dollars, such Net Sales invoiced shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by the Selling Party in recording such receipt, for the respective reporting period, related to recording such Net Sales in its books and records that are maintained in accordance with Accounting Standards. If a Selling Party is not required to perform such currency conversion for its Accounting Standards reporting with respect to the applicable period, then for such period such Selling Party shall convert its amounts received incurred into U.S. Dollars using a rate of exchange which corresponds to the noon buying rate as published in the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the Calendar Quarter (or such other publication as agreed-upon by the Parties). Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

Section 3.8 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [***] plus (b) the prime rate effective for the date that payment was due, as published by the Wall Street Journal, Eastern U.S. Edition, the interest being compounded on the last day of each Calendar Quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 10 (Term & Termination). The Parties will use good faith efforts to reconcile any disputed amounts of payments due hereunder as soon as practicable.

Section 3.9 Records and Audits. RBNC will keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales generated in the then current Calendar Year and payments required under this Agreement, and during the preceding [***] Calendar Years. AMGEN will have the right, [***] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to RBNC’s prior written consent (which shall not be unreasonably withheld), review any such records of RBNC and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [***] days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 3.2 (Royalties) within the [***] month period preceding the date of the request for review. No Calendar Year will be subject to audit under this Section 3.9 more than once. RBNC will receive a copy of each such report concurrently with receipt by AMGEN. Should such inspection lead to the discovery of a discrepancy to AMGEN’s detriment, RBNC will, within [***] days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.8 (Late Payments). AMGEN will pay the full cost of the review unless the underpayment of amounts due to AMGEN is [***] of the amount due for the entire period being examined, in which case RBNC will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to RBNC’s detriment, RBNC may credit the amount of the discrepancy, without interest, against future payments payable to AMGEN under this Agreement, and if there are no such payments payable, then AMGEN shall pay to RBNC the amount of the discrepancy, without interest, within [***] days of AMGEN’s receipt of the report.

Section 3.10 Taxes.

3.10.1 Sales Tax. RBNC is responsible for the payment of any state or local, sales or use, or similar fees or taxes arising as a result of the transfer of Licensed Materials by AMGEN to RBNC pursuant to Section 2.5 (Transfer of Licensed Know-How and Licensed Materials), and RBNC will remit such fees or taxes to the appropriate tax collector. The Parties shall cooperate in accordance with Law to minimize any such taxes imposed or required to be paid in connection with this Agreement, and if any such taxes are owed, provide reasonable assistance to obtain a refund or credit of the taxes paid.

3.10.2 Withholding. RBNC shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Law. In the event that any Law requires RBNC to withhold taxes with respect to any payment to be made by RBNC pursuant to this Agreement, RBNC will use commercially reasonable efforts to notify AMGEN of such withholding requirement prior to making the payment to AMGEN and cooperate with AMGEN, including by providing standard documentation as may be required by a tax authority, as may be reasonably necessary in AMGEN’s efforts to claim an exemption from or reduction of such taxes. RBNC will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish AMGEN with proof of payment of such taxes within [***] days following the payment. If any such taxes are paid to a tax authority, RBNC shall use commercially reasonable efforts to provide reasonable assistance to AMGEN to obtain a refund of such taxes withheld, or obtain a credit with respect to such taxes paid. Any such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made. On or prior to the Effective Date, AMGEN will provide RBNC with a completed and duly executed IRS Form W-9.

3.10.3 VAT. All payments due to AMGEN from RBNC pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by RBNC upon receipt of a valid VAT invoice). If AMGEN determines that it is required to report any such tax, RBNC shall promptly provide AMGEN with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 3.10.3 (VAT) is not intended to limit RBNC’s right to deduct value-added taxes in determining Net Sales.

3.10.4 Tax Treatment of Payments.

(a) AMGEN and RBNC intend to treat the payment of any Sublicense Consideration, Milestone Payments and any royalties pursuant to this Article 3 as consideration for the licenses granted hereunder to RBNC for U.S. federal income tax purposes (and applicable state, local or non-U.S. Tax purposes).

(b) AMGEN and RBNC shall file all Tax returns, reports, schedules, information statements and other documents consistently with the understandings set forth in this Section 3.10.4, and shall take no contrary position on any such Tax return, or in any audit, claim, investigation or proceeding in respect of Taxes unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. law.

ARTICLE 4. PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

Section 4.1 Intellectual Property Ownership .

4.1.1 Except to the extent set forth in Section 4.1.2: (i) each Party shall retain and own all right, title, and interest in and to all inventions, discoveries, Know-How, trade secrets, proprietary rights and other intellectual property rights (collectively “Inventions”) conceived or created solely by or on behalf of such Party in the course of activities conducted pursuant to this Agreement (“Sole Inventions”); and (ii) the Parties shall jointly own all right, title, and interest in and to Inventions conceived or created jointly by the Parties in the course of activities conducted pursuant to this Agreement (“Joint Inventions”), including all Patent Rights claiming such Joint Inventions (“Joint Patents”). Subject to the provisions of this Agreement, neither Party shall have any duty to account or obtain the consent of the other Party (such consent deemed given hereunder) in order to exploit, license or assign its respective rights in Joint Inventions and Joint Patents. With respect to Joint Inventions and Joint Patents, to the extent necessary to effect the foregoing in a country other than the United States, each Party hereby grants to the other Party a non-exclusive, irrevocable, perpetual, fully-paid (except as expressly stated in this Agreement), worldwide license, with the right to grant sublicenses, under the granting Party’s interest in Joint Inventions and Joint Patents, for any and all purposes. Inventorship and authorship of any Invention or work of authorship conceived or created by either Party or jointly by the Parties pursuant to this Agreement, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the U.S., respectively (without reference to any conflict of law principles).

4.1.2 Notwithstanding anything to the contrary in Section 4.1.1, all right, title, and interest in and to Sole Inventions and Joint Inventions exclusively related to Program Compounds (collectively, “Program Compound Inventions”) (and any associated Patent Rights) shall be owned exclusively by RBNC regardless of inventorship. AMGEN shall and hereby does assign to RBNC all of AMGEN’s right, title and interest in and to any such Program Compound Inventions developed solely by or on behalf of AMGEN or jointly by the Parties pursuant to this Agreement, including all Patent Rights claiming such Program Compound Inventions. AMGEN shall, at its sole expense, take (and cause its Affiliates and its and their employees, contractors and agents to take) such further actions reasonably requested by RBNC to evidence such assignment, including the execution of any assignments or other legal documentation, and to assist RBNC in obtaining patent and other intellectual property rights protection for such Program Compound Inventions. AMGEN shall obligate its Affiliates to assign all such Program Compound Inventions to RBNC so that RBNC shall promptly obtain such assignment. AMGEN shall promptly disclose to RBNC any Program Compound Inventions and Program Patents that arise during the Term.

Section 4.2 Cross-Licenses.

4.2.1 Subject to the terms and conditions of this Agreement, AMGEN shall grant and hereby grants to RBNC a non-exclusive, royalty-free, fully paid up, sublicensable (but only in accordance with Section 2.2 (Sublicenses)) license under any Patent Rights Controlled by AMGEN during the Term Covering the Licensed Compounds and/or Program Compounds solely to Exploit Licensed Compounds, Program Compounds and Products in the Licensed Field in the Territory during the Term.

4.2.2 Subject to the terms and conditions of this Agreement, including Section 2.3 (Retained Rights and Limitations) and Section 5.6 (Exclusivity), RBNC shall grant and hereby grants to AMGEN a non-exclusive, royalty-free, fully paid up, sublicensable in connection with the Exploitation of compounds and products, perpetual, irrevocable license under any [***], solely to [***].

Section 4.3 Prosecution and Maintenance.

4.3.1 RBNC shall have the first right, but not the obligation, to file, prosecute and maintain all Patent Rights in the Program Patents, Licensed Patents and Joint Patents, and Patent Rights claiming any Licensed Know-How or Sole Inventions conceived or created by or on behalf of AMGEN relating directly to the composition of a Licensed Compound, at RBNC’s sole expense using outside counsel reasonably acceptable to AMGEN. AMGEN shall reasonably cooperate with RBNC’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Program Patents, Licensed Patents and Joint Patents; provided, however, that RBNC shall reimburse AMGEN for its reasonable, documented out-of-pocket expenses with respect to such cooperation. RBNC shall promptly upon receipt forward to AMGEN copies of any significant office actions, communications, and correspondence relating to the Program Patents, Licensed Patents and Joint Patents. AMGEN shall have the right to comment on and to discuss prosecution and maintenance activities with RBNC, and RBNC shall consider the same in good faith and shall provide AMGEN with copies of all such proposed filings and correspondence relating to the Program Patents, Licensed Patents and Joint Patents to give AMGEN the opportunity to review and comment.

4.3.2 Notwithstanding the foregoing, if RBNC, its Affiliate or Sublicensee declines to file, prosecute or maintain any Patent Rights under Section 4.3.1 in (1) Program Patents that claim the composition of matter of Licensed Compounds or derivatives thereof Directed to GCase, (2) Licensed Patents, (3) Joint Patents , or Patent Rights claiming any Licensed Know-How or Sole Inventions conceived or created by or on behalf of AMGEN to the extent relating directly to the composition of a Licensed Compound, or elects to allow any such Patent Rights to lapse in any country, or elects to abandon any such Patent Rights before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(a) RBNC shall provide AMGEN with reasonable notice of such decision so as to permit AMGEN to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(b) AMGEN, at AMGEN’s expense, may assume control of the filing, prosecution and/or maintenance of such Abandoned Patent Rights.

(c) AMGEN shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by AMGEN.

(d) RBNC shall assist and cooperate with AMGEN’s reasonable requests to support prosecution and maintenance of such Abandoned Patent Rights; provided, however, that AMGEN shall reimburse RBNC for its reasonable expenses with respect to such cooperation (including RBNC’s employee’s time at the FTE Rate).

Section 4.4 Enforcement.

4.4.1 RBNC Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent, Program Patent or Joint Patent by a Third Party is uncovered or reasonably suspected in connection with compounds or products that are Directed to GCase. RBNC shall have the first right to enforce any patent within the Licensed Patents, Program Patents or Joint Patents against any such Infringement or alleged Infringement thereof, and shall at all times keep AMGEN informed as to the status thereof. RBNC may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.6 (Recovery). AMGEN shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at RBNC’s expense. RBNC shall not enter into any settlement of any claim described in this Section 4.4.1 (RBNC Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, Program Patents or Joint Patents, incurs any financial liability on the part of AMGEN or requires an admission of liability, wrongdoing or fault on the part of AMGEN, without AMGEN’s prior written consent, in each case, such consent not to be unreasonably withheld.

4.4.2 AMGEN Enforcement. If RBNC (directly or through an Affiliate or Sublicensee) elects not to enforce any patent within the Licensed Patents, Program Patents or Joint Patents, then it shall so notify AMGEN in writing within [***] months of receiving notice that such an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and AMGEN may, in its sole judgement, and at its own expense, take steps to enforce any such patent, and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.6 (Recovery). RBNC shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at AMGEN’s expense. AMGEN shall not enter into any settlement of any claim described in this Section 4.4.2 (AMGEN Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, Program Patents or Joint Patents, incurs any financial liability on the part of RBNC or requires an admission of liability, wrongdoing or fault on the part of RBNC without RBNC’s prior written consent.

4.4.3 Progress Reports. The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

Section 4.5 Defense of Third Party Claims. If either (a) any Product Exploited by or under authority of RBNC becomes the subject of a Third Party’s claim or assertion of Infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Product in the Licensed Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Licensed Patents, Program Patents or Joint Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 7 (Indemnification), unless the Parties otherwise agree in writing, (i) with respect to claims or assertions in Section 4.5(a), each Party shall have the right to defend itself against a suit that names it as a defendant at its expense, and (ii) with respect to actions in Section 4.5(b) alleging invalidity or unenforceability of any Licensed Patent, Program Patent or Joint Patent, RBNC shall have the first right, but not the obligation, directly or through an Affiliate or Sublicensee, to defend and control the defense of any such action at its expense, and if RBNC elects not to or fails to defend or control the defense of such action, then AMGEN may conduct and control the defense of such action at its expense. Neither Party shall enter into any settlement of any claim described in this Section 4.5 that admits to the invalidity or unenforceability of the Licensed

Patents, Program Patents or Joint Patents, incurs any financial liability on the part of the other Party, requires an admission of liability, wrongdoing or fault on the part of the other Party, without the other Party’s prior written consent, in each case such consent not to be unreasonably withheld. In any event, the other Party shall reasonably assist the Party defending a claim, assertion or action in accordance with this Section 4.5 (the “Defending Party”) and cooperate in any such litigation at the Defending Party’s request and expense.

Section 4.6 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.4 (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied on a pro-rata basis to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

(i) If RBNC is the Enforcing Party, [***]; and

(ii) If AMGEN is the Enforcing Party, [***].

Section 4.7 Patent Term Extensions and Filings for Regulatory Exclusivity Periods. RBNC will advise AMGEN when it is considering any patent term extension or supplementary protection certificates or their equivalent for the Licensed Patents, Program Patents or Joint Patents. With respect to any patent listings required for any Regulatory Exclusivity for the Products, the Parties will discuss in good faith which Licensed Patents, Joint Patents or Program Patents, if any, to list; provided, the decision as to which Patents are listed resides with RBNC.

Section 4.8 Patent Marking. RBNC will mark, and will cause all other Selling Parties to mark, the Products with all Joint Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

ARTICLE 5. OBLIGATIONS OF THE PARTIES

Section 5.1 Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), RBNC shall be solely responsible for, and shall bear all costs associated with, the Exploitation of the Licensed Compounds, Program Compounds and Products in the Licensed Field in the Territory, including regulatory, manufacturing, distribution, marketing and sales activities. Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Products in the Licensed Field in the Territory including the clinical and regulatory strategy, design, sale, price and promotion of Products covered under this Agreement shall be within the sole discretion of RBNC.

Section 5.2 Diligence. RBNC shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to develop, manufacture, obtain Marketing Approval and commercialize at least one (1) Product. RBNC shall notify AMGEN immediately upon obtaining Marketing Approval for a Product in each country.

Section 5.3 Reports. Within [***] days of the beginning of each Calendar Year, with respect to each Product until the first commercial sale of such Product, RBNC shall submit to AMGEN a [***] providing the status of RBNC’s and its Affiliates’ and Sublicensees’ activities related to the research and development of and Marketing Approval for such Products during the [***], and plans for future activities related to the research and development of and Marketing Approval for such Products [***], in each case in relation to the last updated development plan including any updates to the clinical plans. In addition, with respect to each Phase II Clinical Trial completed for any Product during the ROFN Period, as promptly as practicable following completion of such Clinical Trial, RBNC shall prepare and deliver to Amgen the Clinical Trial Report with respect to such Phase II Clinical Trial.

Section 5.4 Distracting Programs.

5.4.1 Distracting Programs. Except as set forth in Section 5.4.2 (RBNC Election), Section 5.4.3 (Post-Effective Date Affiliates) and Section 5.4.4 (Termination or Divestiture), during the Term until the [***] anniversary of the First Commercial Sale of the first Product in the United States, RBNC shall not (and shall ensure its Affiliates and Sublicensees do not) (a) directly, or indirectly with or through a Third Party, conduct or participate in any Distracting Program, or (b) enable a Third Party, by granting a license, sublicense or other rights to such Third Party, to conduct or participate in any Distracting Program. For clarity, any failure of any RBNC Affiliate or Sublicensee to comply with this Section 5.4.1 shall be deemed a breach by RBNC.

5.4.2 RBNC Election.

(a) Distracting Program. In the event that RBNC or its Affiliate or its Sublicensee gains rights to a Distracting Program, then RBNC shall provide prompt written notice (in all events within [***] days of gaining such rights) to AMGEN and include in such notice whether RBNC elects to treat all Distracting Product(s) that are the subject of such Distracting Program as “Product(s)” under this Agreement.

(b) De Novo Compounds. In the event that RBNC or its Affiliate or its Sublicensee gains rights to Exploit a De Novo Compound or De Novo Product, then RBNC shall provide prompt written notice (promptly following the later of such acquisition or the filing of any patent application with respect to a De Novo Compound or De Novo Product, and in all cases before any Licensed Know How is used or practiced in connection with such De Novo Compound or De Novo Product) to AMGEN and include in such notice whether RBNC elects to treat any such De Novo Compound and related De Novo Product as a “Product” under this Agreement.

(c) Newly Added Products. If RBNC makes an election in the notice provided to AMGEN pursuant to Section 5.4.2(a) or Section 5.4.2(b) to treat a Distracting Product (including, for clarity, a De Novo Product) as a “Product”, then any such Distracting Product (including, for clarity, a De Novo Product) will thereafter be considered a “Product” for purposes of this Agreement (a “Newly Added Product”) and would cease to be considered a “Distracting Product” giving rise to a “Distracting Program” that is prohibited under Section 5.4.1. RBNC’s (or its Affiliate’s or its Sublicensee’s) exploitation of the Newly Added Product would be subject to all diligence and reporting obligations under this Agreement as well as Milestone Payment and royalty obligations contemplated under this Agreement in each case from and after the time such Product becomes a Newly Added Product (for clarification, there shall be no obligation to make any back-payment of Milestone Payments that would have been triggered by such Newly Added Product had such Newly Added Product been considered a “Product” at the time such Milestone occurred). Any Patent Rights controlled by RBNC or its Affiliates or its Sublicensees (including, for clarity, any in-licensed Patent Rights) Covering such Newly Added Product would be considered “Program Patents” for purposes of determining the Royalty Term, royalties, and royalty reductions applicable to such Newly Added Product.

5.4.3 Post-Effective Date Affiliates. In the event that RBNC or its Affiliates or Sublicensees enters into a Distracting Transaction with a Third Party (and for clarity, RBNC has not elected to treat such Distracting Product as a Newly Added Product pursuant to Section 5.4.2), then RBNC shall provide prompt written notice to AMGEN. Until the provisions of Section 5.4.4 (Termination or Divestiture) are effectuated, RBNC (or its Sublicensee) shall ensure that information and materials relating to the Products or activities hereunder are not shared with or used for the benefit of, and are sequestered from, Distracting Transaction Affiliate(s).

5.4.4 Termination or Divestiture. The notice provided pursuant to Section 5.4.3 (Post-Effective Date Affiliates) shall include a notification as to whether RBNC (or its Affiliate or Sublicensee) intends to: (a) Divest the Distracting Program, in which case [***]; or (b) terminate such Distracting Program, in which case [***] or (c) in the case of a Sublicensee, terminate the Sublicense Agreement with respect to the Product [***]. In the event RBNC (or its Affiliate or Sublicensee) elects to Divest the Distracting Program under subsection (a) [***], then (i) [***] or (ii) [***].

Section 5.5 Reasonable Restrictions. Each of the Parties acknowledges that the provisions of Section 5.4 (Distracting Programs) are reasonable and necessary to protect the legitimate interests of the other Party and to encourage the free sharing of information between the Parties with respect to the Products and each of the Parties agrees not to contest such limitations in any proceeding.

Section 5.6 Exclusivity. During the Term until [***], AMGEN will not and will ensure its Affiliates do not (a) directly, or indirectly with or through a Third Party, [***].

Section 5.7 Filings, Consents and Approvals

5.7.1 To the extent permitted by applicable Law, each of AMGEN and RBNC shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act, and HSR Filing or any applicable foreign antitrust or competition-related legal requirement. AMGEN and RBNC shall cooperate fully with each other in connection with the making of all such filings or responses.

5.7.2 Each of AMGEN and RBNC shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Authority in connection with any HSR Filing; (ii) knowledge of the commencement or threat of commencement of any legal proceeding or before any Governmental Authority with respect to the transactions under this Agreement (and shall keep the other Party informed as to the status of any such legal proceeding or threat); and (iii) any request by any official of any Governmental Authority for any amendment or supplement to any HSR Filing or any information required to comply with any legal requirement applicable to the transactions under this Agreement. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each Party hereto will permit authorized representatives of the other Parties to be present at each meeting or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such communication, request or proceeding.

5.7.3 Subject to the terms and conditions of this Agreement, each of AMGEN and RBNC shall use its Commercially Reasonable Efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) making all filings and submissions under the HSR Act, to the extent required, as promptly as practicable after the date hereof and (ii) obtaining as promptly as practicable the expiration of any waiting period under the HSR Act, if applicable.

5.7.4 Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither AMGEN nor RBNC shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither AMGEN nor RBNC shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (a) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of AMGEN or RBNC or any of their subsidiaries, or (b) the imposition of any limitation or regulation on the ability of AMGEN or RBNC to freely conduct their business or own such assets.

ARTICLE 6. REPRESENTATIONS

Section 6.1 Mutual Representations and Warranties. Each of AMGEN and RBNC represent and warrant that, as of the Execution Date and as of the Effective Date:

(a) it is duly organized and validly existing under the Law of the jurisdiction of its formation, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite action;

(c) it shall comply with all applicable Law (including applicable Law relating to data protection and privacy), Proper Conduct Practices, Health Care Laws and Anti-Corruption Laws in connection with the performance of its rights, duties and obligations under this Agreement;

(d) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law; and

(e) neither Party nor such Party’s officers or directors are Sanctioned Persons, nor are they owned fifty percent (50%) or more individually, or in the aggregate by, or Controlled by, any Sanctioned Person.

Section 6.2 Additional AMGEN Warranties. AMGEN warrants to RBNC that, as of the Execution Date and as of the Effective Date:

(a) Neither AMGEN nor any of its Affiliates has (i) entered into an agreement granting any right, interest or claim in or to, any Licensed Patents or Exclusively Licensed Know-How to any Third Party; or (ii) transferred any of the AMGEN Proprietary Licensed Compounds to a Third Party for Exploitation in the Licensed Field in the Territory;

(b) AMGEN has full legal or beneficial title and ownership to the AMGEN Proprietary Licensed Compounds as is necessary to grant the licenses to RBNC to such AMGEN Proprietary Licensed Compounds that AMGEN grants pursuant to this Agreement;

(c) AMGEN has full legal or beneficial title and ownership to the Licensed Materials and to transfer the Licensed Materials under Section 2.5.1 to RBNC free and clear of all liens or other encumbrances;

(d) AMGEN has sufficient rights in and to the Licensed Know-How to grant the licenses granted to RBNC under Article 2 of this Agreement;

(e) None of AMGEN, its Affiliates, any of its respective directors, officers, employees or any other Person employed or engaged by AMGEN (and its Affiliates) in any capacity in the discovery, research or development of the Licensed Compounds or in the development or manufacturing of the Licensed Materials has been debarred, suspended or excluded under United States Law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), any other Health Care Law or any foreign equivalent thereof, or has been the subject of debarment, suspension or exclusion proceedings by any Governmental Authority;

(f) To AMGEN’s knowledge, there is no infringement of any of the Licensed Patents as of the Execution Date;

(g) To AMGEN’s knowledge, there is no misappropriation of any of the Licensed Know-How or Amgen Proprietary Licensed Compounds as of the Execution Date;

(h) The Licensed Patents and Licensed Know-How constitutes all intellectual property Controlled by AMGEN and its Affiliates that is necessary for the Exploitation of the Licensed Compounds at their then-current stage of development as of the Effective Date;

(i) No Third Party has made any claim or allegation to AMGEN or its Affiliates in writing (i) that a Third Party has any right or interest in or to the Licensed Compounds or (ii) that any intellectual property right Controlled by a Third Party would be infringed or misappropriated by the Exploitation of the Licensed Compounds or Licensed Materials, in each case, as of the Execution Date; and

(j) To the knowledge of AMGEN’s patent litigation attorneys, no claim or litigation has been brought or threatened in writing by any Third Party alleging that the manufacture, sale, offer for sale, or importation of the Licensed Compounds in the Licensed Field in the Territory infringes or misappropriates or would infringe or misappropriate any right of any Third Party as of the Execution Date.

Section 6.3 Additional RBNC Warranties. RBNC warrants to AMGEN that, as of the Execution Date and as of the Effective Date:

(a) Neither it, its Affiliates, nor any of its respective directors, officers or employees have been debarred, suspended or excluded under United States Law, including 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7(a), any other Health Care Law, or is the subject of debarment, suspension or exclusion proceedings by any Governmental Authority;

(b) It has established and maintains, or within [***] months after the Effective Date will establish and maintain, reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws, International Trade Laws and other applicable Law, to the extent applicable to such Party under the laws of the jurisdiction of its incorporation, and any applicable healthcare compliance, privacy and data protection laws; and

(c) RBNC is not a Covered Individual or Entity nor is it owned, operated or controlled by one or more Covered Individuals and Entities.

Section 6.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), RBNC HEREBY ACKNOWLEDGES AND AGREES THAT ANY KNOW-HOW, MATERIALS, RESULTS, OR OTHER DATA, PROVIDED BY AMGEN ARE PROVIDED “AS IS” WITH NO WARRANTIES OF ANY KIND. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE LICENSED COMPOUNDS OR PRODUCTS WILL BE SUCCESSFUL, OR THAT THE MATERIALS SUPPLIED UNDER THIS AGREEMENT WILL BE USEFUL, IN WHOLE OR IN PART.

Section 6.5 RBNC Covenants. RBNC covenants to AMGEN that, during the Term:

(a) it will conduct, and will cause its contractors to conduct, all preclinical studies and clinical trials for the Products and manufacturing of the Products, in accordance with all U.S. Laws and the Laws of the country in which such preclinical studies and clinical trials are conducted, including the requirements of the FDA and the Regulatory Authority in such country pertaining to good laboratory practice, good clinical practice, and current good manufacturing practices. Neither RBNC, nor any officer, employee or agent of RBNC, will knowingly make an untrue statement of a material fact to any Regulatory Authority with respect to the Products (whether in any submission to such Regulatory Authority or otherwise), and neither will RBNC, nor any officer, employee or agent of RBNC, knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Products;

(b) it (and its Affiliates) will not employ or otherwise use in any capacity the services of any Person debarred or excluded under applicable Health Care Laws, including any Person that has been: (i) debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority), or is otherwise ineligible to participate in federal healthcare programs or federal procurement or non-procurement programs; or (ii) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible;

(c) if, during any period in which AMGEN owns [***] or more of the outstanding voting shares of RBNC, RBNC becomes aware that any Person employed or retained by it to perform any of its obligations under, or services related to, this Agreement: (i) comes under investigation by the FDA, or a similar Regulatory Authority, for violation of a Health Care Law, or (ii) is debarred, excluded, suspended, disqualified or subject to a similar sanction of a Regulatory Authority, RBNC shall immediately notify AMGEN;

(d) it and its Representatives shall comply with all applicable Law, International Trade Law, Proper Conduct Practices, and Anti-Corruption Laws in all material respects in connection with the performance of its rights, duties and obligations under this Agreement;

(e) it shall provide AMGEN with any information required by AMGEN to comply with International Trade Laws;

(f) it shall promptly provide AMGEN with written notice upon receiving a formal notification that it is the target of a formal request for information, subpoena, investigation, litigation, penalty, or claim from any Governmental Authority, or any Third Party, for violation or potential violation of any applicable Anti-Corruption Law, International Trade Laws or Proper Conduct Practices, to the extent such notice is not prohibited by applicable Law;

(g) prior to beginning any clinical development or commercialization of any Product under this Agreement, each of its employees, agents, independent contractors or Affiliates involved in the development or commercialization of any Product shall be required to undergo compliance training with respect to Proper Conduct Practices and Anti-Corruption Laws;

(h) it shall use only legitimate and ethical business practices (including Proper Conduct Practices) in connection with activities conducted in connection with this Agreement whether directly, through the use of Representatives or otherwise, and shall not take any action that it knows, or reasonably should know would subject AMGEN to penalties under any applicable Law;

(i) it shall cause its Affiliates and its and their officers, directors, employees and agents to comply with this Agreement, including the covenants in this Section 6.5;

(j) it shall comply with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties; (iv) International Trade Laws, and (v) data privacy laws of the applicable jurisdiction, including the national and sub-national laws based on the General Data Protection Regulation (EU 2016/679), and all data breach notification and information securities laws and regulations specific thereto; and

(k) as of the Effective Date to and through the expiration or termination of this Agreement, (i) it, and, to its knowledge, its Representatives, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and (ii) that its books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of the other Party are and will be materially complete and accurate. AMGEN may request from time to time, but not more frequently than [***], that RBNC complete a compliance certification regarding the foregoing; and

(l) if one or more Covered Individuals and Entities or, to RBNC’s knowledge, an entity owned, operated or controlled by one or more Covered Individuals or Entities, contributes to or performs any of RBNC’s obligations hereunder, payments made by or on behalf of RBNC to each such Covered Individual and Entity or other compensation or consideration received by each such Covered Individual and Entity on account of its contributions to or performance of any of RBNC’s obligations hereunder shall comply with all applicable Health Care Laws in all material respects; and

(m) if RBNC is, or becomes, a Covered Individual and Entity or is, or becomes, owned, operated or controlled by one or more Covered Individuals and Entities, RBNC shall notify AMGEN of such and, after receipt of such notification or upon RBNC becoming a Covered Individual and Entity, the Parties hereto agree to negotiate in good faith with respect to any other modifications to the terms of this Agreement as reasonably necessary or required for each Party to comply with its or, as applicable, one or more of its Affiliate’s requirements for interactions with, and as, a Covered Individual and Entity. Additionally, if on or after the Effective Date, RBNC, is or becomes, a Covered Individual and Entity or is, or becomes, owned, operated or controlled by a Covered Individual and Entity, AMGEN shall have the right to assign this Agreement immediately, and AMGEN shall not be liable to RBNC for any costs, expenses, or losses arising out of such assignment. For purposes of Section 6.5(l) and this Section 6.5(m), “owned, operated or controlled” shall mean that one or more Covered Individual or Entities is in a position to direct or control the performance of RBNC’s obligations hereunder, or that one or more Covered Individuals or Entities is in a position to direct or control RBNC’s management or operations, including, without limitation, when a Covered Individual or Entity owns a majority of the voting power or other equity interests in RBNC.

ARTICLE 7. INDEMNIFICATION

Section 7.1 Indemnity.

7.1.1 By AMGEN. AMGEN agrees to defend RBNC and its (and its Affiliates’) directors, officers, employees and agents (the “RBNC Indemnified Parties”) at AMGEN’s cost and expense, and will indemnify and hold RBNC and the other RBNC Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of AMGEN or its Affiliates in connection with its activities under this Agreement, (b) the breach of this Agreement or the representations and warranties made hereunder by AMGEN, (c) the Exploitation of the Licensed Compounds by or on behalf of AMGEN or its Affiliates (including from product liability and intellectual property infringement claims) prior to the Effective Date, or (d) in the event the right to Exploit one or more Products is transferred to Amgen as a result of the termination of this Agreement, the Exploitation after the Term of such Products by or on behalf of AMGEN, its Affiliates, or their respective sublicensees (including from product liability and intellectual property infringement claims); except, in the case of each of (a) through (d) of this Section 7.1.1 (By AMGEN), to the extent such Losses result from clause (a), (b) or (c) of Section 7.1.2 (By RBNC). The foregoing indemnity obligations shall be conditioned upon (x) RBNC promptly notifying AMGEN in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of AMGEN except to the extent AMGEN is actually materially prejudiced thereby) and (y) RBNC granting AMGEN sole management and control, at AMGEN’s sole expense, of the defense of the claim and its settlement (provided, however, that AMGEN shall not settle any such claim without the prior written consent of RBNC if such settlement does not include a complete release from liability or if such settlement would involve RBNC undertaking an obligation (including the payment of money by a RBNC Indemnified Party), would bind or impair a RBNC Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of RBNC or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the RBNC Indemnified Parties reasonably cooperating with AMGEN (at AMGEN’s expense). The RBNC Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

7.1.2 By RBNC. RBNC agrees to defend AMGEN and its (and its Affiliates’) directors, officers, employees and agents (the “AMGEN Indemnified Parties”) at RBNC’s cost and expense, and will indemnify and hold AMGEN and the other AMGEN Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of RBNC, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by RBNC, or (c) the Exploitation during the Term of the Products by or on behalf of RBNC, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a) through (d) of Section 7.1.1 (By AMGEN). The foregoing indemnity obligations shall be conditioned upon (x) AMGEN promptly notifying RBNC in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of RBNC except to the extent RBNC is actually materially prejudiced thereby) and (y) AMGEN granting RBNC sole management and control, at RBNC’s sole expense, of the defense of the claim and its settlement (provided, however, that RBNC shall not settle any such claim without the prior written consent of AMGEN if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an AMGEN Indemnified Party), would bind or impair an AMGEN Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of AMGEN or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the AMGEN Indemnified Parties reasonably cooperating with RBNC (at RBNC’s expense). The AMGEN Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 7.2 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER

ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 7.3 Insurance. At least [***] days prior to the Initiation of the first clinical trial of a Product, RBNC shall at its own expense procure and maintain during the Term (and for [***] years thereafter) clinical trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent pharmaceutical companies. Additionally, at least [***] days prior to First Commercial Sale of any Product in the Territory, RBNC shall at its own expense procure and maintain during the Term (and for [***] years thereafter) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Each insurance policy required by and procured by RBNC under this 7.3 (Insurance) shall name AMGEN as an additional insured. Such insurance shall not be construed to create a limit of RBNC’s liability with respect to its indemnification obligations under this Article 7 (Indemnification). RBNC shall provide AMGEN with a certificate of insurance or other evidence of such insurance, upon request. RBNC shall provide AMGEN with written notice at least [***] days prior to the cancellation or non -renewal and [***] days prior written notice of cancellation for non-payment of premiums. RBNC’s insurance hereunder shall be primary with respect to the obligations for which RBNC is liable hereunder.

ARTICLE 8. CONFIDENTIALITY

Section 8.1 Confidential Information.

8.1.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and each Receiving Party may acquire during the course of conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (a) all Licensed Know-How, (b) all Licensed Materials, and (c) all other ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, Licensed Know-How and Licensed Materials will be considered Confidential Information of AMGEN, and all research and development updates as well as financial and business disclosures from RBNC to AMGEN will be considered Confidential Information of RBNC. During the Term, AMGEN shall keep confidential the (i) Licensed Know-How, Licensed Materials and Amgen Proprietary Licensed Compounds and (ii) the activity of the Licensed Compounds in connection with the GCase, and such information in (i) and (ii) shall be treated as Confidential Information disclosed by RBNC to AMGEN during the Term, except to the extent (1) such Confidential Information is or becomes public knowledge through no fault or omission of AMGEN or (2) disclosure of such Confidential Information is permitted by Section 8.1.4.

8.1.2 Restrictions. During the Term and for [***] years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care), and shall not disclose Disclosing Party’s Confidential Information to a Third Party without Disclosing Party’s prior written consent except as expressly permitted by the terms of this Agreement. Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants, or agents who have a need to know such Confidential Information in order for Receiving Party to perform its obligations and exercise its rights under this Agreement and who are required in writing, prior to disclosure, to comply with restrictions on use and disclosure at least as restrictive as those set forth in this Section 8.1.2 (Restrictions). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates, without confidentiality restrictions, prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

8.1.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)	in order to comply with applicable law, rule or regulation (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b)

in connection with prosecuting or defending litigation, preparing, filing or seeking Marketing Approvals and other Regulatory Filings and communications in connection with Products, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)

in connection with performing its obligations or exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where RBNC is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors, legal advisors and lenders;

provided, however, that (1) with respect to Sections 8.1.4(a) or 8.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 8.1.4(c), each of those named people and entities are required to comply with restrictions on use and disclosure at least as restrictive as those set forth in Section 8.1.2 (Restrictions) (other than investment bankers, investors, legal advisors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

Section 8.2 Terms of this Agreement; Publicity.

8.2.1 Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1.4 (Permitted Disclosures). Except as required by Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld, and in accordance with Section 8.2.2 (Review) and Section 8.3.1 (Right to Publish).

8.2.2 Review. The Parties have agreed to issue a press release announcing the Transaction and this Agreement on a date, and in a form, to be mutually agreed upon by the Parties. In the event either Party (the “Issuing Party”) desires to issue a subsequent press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Reviewing Party may provide any comments on such Release, provided that the Reviewing Party will use reasonable efforts to provide such comments within [***] business days. If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in Section 8.2.1 (Restrictions). For the avoidance of doubt (and notwithstanding anything contained in this Agreement to the contrary), RBNC, in its sole discretion, may make disclosures relating to the Exploitation of any Licensed Compound, Program Compound or Product, including the results of research and any clinical trial conducted by RBNC or any health or safety matter related to any Product.

Section 8.3 Publications.

8.3.1 Right to Publish. Subject to the provisions of Sections 8.1 (Confidential Information), 8.2 (Terms of this Agreement; Publicity) and 8.3.2 (Review), RBNC shall have the right to publish with respect to the Licensed Compounds, Program Compounds and Products in publications based in the Territory, and to make scientific presentations on the Licensed Compounds, Program

Compounds and Products in the Territory. The Parties acknowledge and agree that all RBNC publications pursuant to this Section 8.3 shall be developed by RBNC in accordance with RBNC’s publications policies and practices. In addition, authorship by RBNC of any publication arising from this Agreement will be undertaken in accordance with the International Committee of Medical Journal Editors (ICMJE) guidelines for authorship. Publications shall acknowledge use of any AMGEN data, support, or other contributions as appropriate and consistent with medical journal guidelines. AMGEN may not publish or make scientific presentations with respect to the Licensed Compounds, the Program Compounds and the Products without RBNC’s prior written approval.

8.3.2 Review. Except as required by Law or court order, for any proposed publication or presentation regarding the Licensed Compounds, Program Compounds or Products in the Territory, RBNC: (a) shall transmit a copy of the proposed publication for review and comment to AMGEN at least [***] days (or, in the case of abstracts, [***] days) prior to the submission of such publication to a Third Party; (b) shall postpone such publication for up to an additional [***] days upon request of AMGEN to allow the consideration of appropriate patent applications or other protection to be filed; (c) upon request of AMGEN, shall remove all Confidential Information of AMGEN ; and (d) shall consider all reasonable comments made by AMGEN.

Section 8.4 Relationship to the Confidentiality Agreement. This Agreement supersedes that certain Confidential Disclosure Agreement between AMGEN and RBNC [***]; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed either “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement or treated as “Confidential Information” under either the Exclusive License Agreement for CK1d or the Research Collaboration and License Agreement and subject to the terms and conditions of such agreement, as applicable in light of the subject matter of such disclosure; provided that if such information relates to both this Agreement and such other agreements, or does not relate specifically to any such agreement, then such information will be deemed “Confidential Information” hereunder and subject to the terms and conditions of this Agreement.

Section 8.5 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

ARTICLE 9. TERM & TERMINATION

Section 9.1 Term. Except for the terms and conditions of Article 6 (Representations), Article 7 (Indemnification), Article 8 (Confidentiality), Article 10 (Miscellaneous), and Section 5.7 (Filings, Consents and Approvals) which shall become effective on the Execution Date, this Agreement shall become effective on the Closing Date (such date, the “Effective Date”); provided, however, in the event that the Effective Date does not occur within [***] days of the Execution Date, either Party will have the right to terminate this Agreement in its entirety immediately upon notice to the other Party; provided, further, such notice of termination is delivered to the other Party before the date on which the Parties obtain all necessary antitrust or competition law clearances, consents and approvals for the closing of this Agreement. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9 (Term & Termination), shall continue in full force and effect until expiration of all obligations of RBNC to pay royalties under this Agreement for all Products in the Territory (the “Term”). Upon expiration of this Agreement, the licenses granted to RBNC by AMGEN under this Agreement to Exploit the Products shall be fully paid-up, irrevocable and non-exclusive.

Section 9.2 Termination by AMGEN.

9.2.1 Breach. AMGEN will have the right to terminate this Agreement in full upon delivery of written notice to RBNC in the event of any material breach by RBNC of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by AMGEN to RBNC specifying in reasonable detail the nature of the alleged breach; provided further, however, that to the extent such material breach involves (i) the material undisputed failure to make a payment when due, such breach must be cured within forty-five (45) days after written notice thereof is given by AMGEN to RBNC, or (ii) a breach by RBNC of Section 6.5(d) with respect to Proper Conduct Practices or Anti-Corruption Laws, (1) if such breach is capable of being cured, such breach must be cured within [***] days after written notice thereof is given by AMGEN to RBNC and (2) if such breach is not capable of being cured, this Agreement will terminate [***] days after delivery of such written notice; provided further, however, with the exception of breaches falling into clause (ii) above, that if the material breach is not reasonably capable of being cured within the [***] cure period, and if RBNC (a) proposes within such [***] period a written plan, reasonably acceptable to AMGEN, to cure such breach, and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the [***] of RBNC’s receipt of the relevant notice of termination, AMGEN may not terminate this Agreement under this Section 9.2.1 for so long as RBNC is diligently pursuing such cure in accordance with such plan.

9.2.2 Termination for a RBNC Distracting Product. AMGEN will have the right to terminate this Agreement in full upon written notice to RBNC in the event that RBNC (or its Sublicensee) violates Section 5.4.1 (Distracting Programs) (and, for clarity, does not comply with Sections 5.4.2, 5.4.3 or 5.4.4 as may be applicable). Notwithstanding the foregoing, in the case of a Sublicensee’s violation of Section 5.4.1 (Distracting Programs), if RBNC terminates the applicable Sublicense Agreement (or the portions of such Sublicense Agreement relating specifically to the Product if such Sublicense Agreement covers other programs or products) and regains all rights granted by it to such Sublicensee in the Products and Licensed Know -How within forty-five (45) days of becoming aware of Sublicensee’s violation of Section 5.4.1 (Distracting Programs), AMGEN will have no right to terminate this Agreement under this Section 9.2.2 with respect to such violation by such Sublicensee.

Section 9.3 Termination by RBNC.

9.3.1 Breach. RBNC will have the right to terminate this Agreement in full upon delivery of written notice to AMGEN in the event of any material breach by AMGEN of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by RBNC to AMGEN specifying the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if AMGEN (a) proposes within such ninety (90)-day period a written plan, reasonably acceptable to RBNC, to cure such breach, and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the [***] of AMGEN’s receipt of the relevant notice of termination, RBNC may not terminate this Agreement under this Section 9.3.1 for so long as AMGEN is diligently pursuing such cure in accordance with such plan.

9.3.2 Discretionary Termination. RBNC will have the right to terminate at-will this Agreement in full:

(a) In the time period prior to the Initiation of clinical development for any Product, upon thirty (30) day’s prior written notice to AMGEN; or

(b) In the time period after the Initiation of clinical development for any Product, upon one hundred twenty (120) day’s prior written notice to AMGEN.

Following any such notice of termination, RBNC shall have no further obligation pursuant to Section 5.2 (Diligence) to further Exploit any Product.

Section 9.4 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within [***] days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

Section 9.5 Effects of Termination for Licensed Compounds, Program Compounds and Products . Upon termination by either Party under Section 9.2 (Termination by AMGEN), Section 9.3 (Termination by RBNC) or Section 9.4 (Termination Upon Bankruptcy), with respect to Products containing Licensed Compounds or Program Compounds:

(a)

RBNC will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices and all legal and regulatory requirements, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by AMGEN, RBNC shall complete such trials and AMGEN shall reimburse RBNC its reasonable, out-of-pocket costs and internal labor costs at the

FTE Rate associated therewith. For the purpose of clarity, except as provided for above, RBNC may wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and RBNC will be responsible for any costs associated with such wind-down.

(b)

Such termination of this Agreement will automatically terminate any sublicense granted by RBNC pursuant to Section 2.2 (Sublicenses) unless AMGEN has approved such sublicense in writing, in which case all rights under such sublicense shall be deemed to survive termination as long as Sublicensee complies with its obligations thereunder, and provided further that in no event will AMGEN be obligated to fulfill any of RBNC’s obligations under such sublicense that extend beyond the obligations of AMGEN set forth in this Agreement.

(c)

All rights and licenses granted by AMGEN to RBNC in Article 2 (License Grant) will terminate, and RBNC and its Affiliates, and (subject to Section 9.5(b)) Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of any such Licensed Compound, Program Compound or Product, except to the extent required hereunder.

(d)

Upon AMGEN’s request, all Marketing Approvals and other Regulatory Filings and communications owned (in whole or in part) or otherwise Controlled by RBNC and its Affiliates, and (subject to Section 9.5(b)) Sublicensees, and all other documents relating to or necessary to further Exploit any such Product, as such items exist as of the effective date of such termination (including all documents related to completed and ongoing clinical studies) will be assigned to AMGEN to the extent practicable (or, if not so assigned, RBNC shall make the benefit of the foregoing reasonably available to AMGEN), and RBNC will provide to AMGEN one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof). All expenses in relation to such assignment will be borne by AMGEN. In the event of any failure to obtain assignment, RBNC hereby consents and grants to AMGEN the right to access and reference (without any further action required on the part of RBNC, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(e)

Upon AMGEN’s election, RBNC shall and hereby does grant to AMGEN and its Affiliates (i) an automatic, worldwide, perpetual and irrevocable exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting such Products, under Know-How and Patent Rights that are Controlled by RBNC or any of its Affiliates (including any Know-How and Patent Rights Controlled by RBNC or its Affiliates through an assignment or license by Sublicensees) prior to termination and that Cover such Products and which are necessary for Exploiting any such Product as such Product exists as of the termination date, and (ii) an automatic, worldwide, perpetual and irrevocable non-exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting such Products, under Know-How and Patent Rights that are Controlled by RBNC or any of its Affiliates (including any Know-How and Patent Rights Controlled by RBNC or its Affiliates through an assignment or license by Sublicensees) prior to termination and that do not Cover such Products but that are necessary for Exploiting any such Product as such Product exists as of the termination date. RBNC shall use its reasonable efforts to facilitate a smooth, orderly and prompt transition of the Exploitation of any Product that is the subject of the license grant to AMGEN under this Section 9.5(e) from RBNC to AMGEN, promptly upon AMGEN’s election to take such a license. For the purpose of clarity, upon AMGEN’s election at the time of termination, (1) such license shall be effective only as of and after the effective date of such termination and (2) in consideration of such license, AMGEN will be obligated to pay to RBNC royalties during the Royalty Term(s) at rates that are [***] of the royalty rate contemplated in Section 3.2.1 (Royalty Rate; Royalty Term); provided, all deductions and reductions contemplated in Section 3.2 will apply to such payments, and the definition of Net Sales and Sections 3.4 (Method of Payment) to 3.10 (Taxes) (inclusive) will apply mutatis-mutandis to AMGEN in connection with the payment of such royalties. Notwithstanding the foregoing, in the event that any of the foregoing Know-How or Patent Rights are not Controlled by RBNC (or any of its Affiliates) due to the fact that RBNC (or its Affiliate) would be obligated to make any payments to a Third Party in connection with the grant of the foregoing licenses, then AMGEN shall have the right to assume such payment obligations and should it elect to do so and complies with such payment obligations, such Know-How and Patent Rights shall be included in such license grant.

(f)

Upon AMGEN’s request, RBNC will assign (or, if applicable, will cause its Affiliates or (subject to Section 9.5(b)) Sublicensees to assign) to AMGEN all of RBNC’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to such Product(s), provided that such assignment is in accordance with RBNC’s policy on trademarks (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of RBNC).

(g)

RBNC agrees (and shall cause its Affiliates and Sublicensees as a condition of the grant of the applicable sublicense to so agree) to fully cooperate with AMGEN and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of such Products in the Territory to AMGEN and/or its designee(s). Upon request by AMGEN, RBNC shall transfer to AMGEN some or all quantities of such Products in its possession at [***] price paid by RBNC to a Third Party for such quantities or [***] plus [***]. If RBNC is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to such Product(s), then it shall provide AMGEN notice of and (to the extent permitted to do so) copies thereof.

RBNC shall assign to AMGEN any such contracts requested by AMGEN, to the extent solely relating to such Product(s) and to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents, which efforts shall not require making any payments or incurring any liabilities unless AMGEN agrees to reimburse RBNC therefor (and RBNC shall inform AMGEN of any such required payment or liability)). In addition, RBNC shall, at AMGEN’s cost and expense, (i) provide any cooperation reasonably requested by AMGEN to ensure uninterrupted supply of such Product(s) (including RBNC’s employees’ time at the FTE Rate), and (ii) if RBNC manufactured such Product(s) at the time of termination, continue to provide for manufacturing of such Product for AMGEN, at [***] of the fully-burdened manufacturing cost therefor, from the date of notice of such termination until the sooner to occur of such time as AMGEN is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of such Product(s) may be procured and legally sold in the Territory or [***] months from the effective date of termination of this Agreement.

(h)

Each Party shall, at Disclosing Party’s written request and election, either (i) destroy all copies of Disclosing Party’s Confidential Information relating to such Products in the possession or control of Receiving Party and confirm such destruction in writing to Disclosing Party, or (ii) return to Disclosing Party, at Disclosing Party’s expense, all copies of Disclosing Party’s Confidential Information relating to such Products in the possession or control of Receiving Party. Notwithstanding the foregoing, Receiving Party shall be permitted to retain (1) such Confidential Information to the extent necessary for purposes of performing any continuing obligations or exercising any ongoing rights under this Agreement, (2) a single copy of such Confidential Information for archival purposes, and (3) such Confidential Information that is contained in any computer records or files that have been created solely by Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with Receiving Party’s standard archiving and back-up procedures; provided that, in each case of (1), (2) and (3), such Confidential Information shall continue to be subject to restrictions on use and disclosure in this Agreement for the term set forth in Section 8.1.2.

RBNC shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such activities and things, including the filings of such assignments, agreements, documents and instruments, as may be necessary under, or as AMGEN may reasonably request in connection with, AMGEN’s rights under this Section 9.5 (Effects of Termination for Licensed Compounds, Program Compounds and Products).

Section 9.6 Survival. In addition to the termination consequences set forth in Section 9.5 (Effects of Termination for Licensed Compounds, Program Compounds and Products), the following provisions will survive termination or expiration of this Agreement: Articles 1 (Definitions), 7 (Indemnification), 8 (Confidentiality), and 10 (Miscellaneous) and Sections 2.6 (No Other Rights), 3.1 (Milestone Payments) (with respect to payment obligations accrued before such expiration or termination but remain unpaid as of the effective date of termination or expiration), 3.2 (Royalties) (with respect to sales made and payment obligations accrued before such expiration or termination but remain unpaid as of the effective date of termination or expiration), 3.3 (Sublicensing Income) (with respect to payment obligations accrued before such expiration or termination but remain unpaid as of the effective date of termination or expiration), 3.4 (Method of Payment) through 3.8 (Late Payments) (inclusive) (in each case with respect to Milestone Payments, Sublicensing Consideration and royalty payments accrued before such expiration or termination but remain unpaid as of the effective date of termination or expiration), 3.9 (Records and Audits), 3.10 (Taxes) (with respect to Milestone Payments, Sublicensing Consideration and royalty payments accrued before such expiration or termination but remain unpaid as of the effective date of termination or expiration), 4.1 (Intellectual Property Ownership), 4.4 (Enforcement) through 4.6 (Recovery) (inclusive) (in each case with respect to any action initiated prior to such expiration or termination), 6.4 (Disclaimer), and this Section 9.6 (Survival).

Section 9.7 Termination not Exclusive Remedy. Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

ARTICLE 10. MISCELLANEOUS

Section 10.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 10.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 10.3 Independent Contractors. The relationship between RBNC and AMGEN created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 10.4 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Patent Right, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 10.5 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to RBNC:                    RBNC Therapeutics, Inc.

65 Grove Street

Watertown, Massachusetts 02472

Attn: Chief Legal Officer

With a copy to:

Latham & Watkins LLP

140 Scott Dr.

Menlo Park, CA 94025

Attn: [***]

Email: [***]

If to AMGEN:                  Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320

Attn: [***]

Section 10.6 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 10.7 Non-Use of Names. AMGEN shall not use the name, trademark, logo, or physical likeness of RBNC or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without RBNC’s prior written consent. AMGEN shall require its Affiliates to comply with the foregoing. RBNC shall not use the name, trademark, logo, or physical likeness of AMGEN or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without AMGEN’s prior written consent. RBNC shall require its Affiliates and Sublicensees to comply with the foregoing (with respect to Sublicensees, in connection with each such Sublicensee’s sublicense).

Section 10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement (a “Sale Transaction”), in each case without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.8 (Successors and Assigns) shall be null and void.

Section 10.9 Sale Transaction or AMGEN Acquisition. In the event of (x) a Sale Transaction, or (y) the acquisition by AMGEN of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “AMGEN Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “AMGEN Acquisition”), intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the AMGEN Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

Section 10.10 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party.

A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 10.11 No Third Party Beneficiaries. Except as expressly provided with respect to AMGEN Indemnified Parties and RBNC Indemnified Parties in Article 7 (Indemnification), nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 10.12 Performance by Affiliates. RBNC shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

Section 10.13 Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 10.14 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The term “will” as used herein means shall. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 10.15 Equitable Relief. Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party and is otherwise entitled to specific performance of the terms hereof; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

Section 10.16 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, a pandemic (including COVID19 related interruptions), lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

Section 10.17 Further Assurances. Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 10.18 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf or other electronically transmitted documents.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

RBNC THERAPEUTICS, INC.	AMGEN INC.

By: /s/ Paul Berns	By: /s/ Robert A. Bradway
Name: Paul Berns	Name: Robert A. Bradway
Title: Chief Executive Officer	Title: Chairman of the Board, CEO & President

[Signature Page to Exclusive License Agreement [GCASE]]

EXHIBIT A

LICENSED KNOW-HOW, LICENSED MATERIALS and LICENSED PATENTS

[***]

EXHIBIT B

LICENSED COMPOUNDS

[***]